Exhibit 5.2

300 North LaSalle

Chicago, IL 60654

United States

+1 312 862 2000	Facsimile: +1 312 862 2200

www.kirkland.com

October 15, 2019

Cushman & Wakefield plc

125 Old Broad Street

London

United Kingdom

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to Cushman & Wakefield plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offer of up to $7,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future pursuant to the Cushman & Wakefield plc Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and up to 400,000 ordinary shares of the Company with a nominal value of $0.10 per share.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, including the Articles of Association of the Company in effect as of the date hereof, (ii) minutes and records of the corporate proceedings of the Company and its compensation committee, (iii) the Deferred Compensation Plan, and (v) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we advise you that, assuming the due authorization and delivery of the Deferred Compensation Plan and the Deferred Compensation Obligations, when the Deferred Compensation Obligations are issued in accordance with the terms of the Deferred Compensation Plan and the Registration Statement becomes effective under the Act, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

Beijing Boston Dallas Hong Kong Houston London Los Angeles Munich New York Palo Alto Paris San Francisco Shanghai Washington, D.C.

Cushman & Wakefield plc

October 15, 2019

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the internal law of the State of Delaware. We note that the Company is incorporated under the laws of England and Wales. We are not licensed to practice in England and Wales and we have made no investigation of, and do not express or imply any opinion on, the laws of England and Wales.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states with respect to the offering of the Deferred Compensation Obligations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP